UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 28, 2014

CATALYST PHARMACEUTICAL PARTNERS, INC.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	001-33057	76-0837053
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

355 Alhambra Circle Suite 1500 Coral Gables, Florida	33134
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 529-2522

            Not Applicable

Former Name or Former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Stock Option Grants

On August 28, 2014, the Compensation Committee of the Company’s Board of Directors (the “Committee”) granted seven-year stock options to purchase an aggregate of 1,210,000 shares of the Company’s authorized but unissued common stock to various current officers, directors and employees of the Company. These stock options were granted under the Company’s 2014 Stock Incentive Plan and have an exercise price of $3.12 per share (the closing price of the Company’s common stock on such date on the NASDAQ Capital Market).

Because the Company did not have sufficient shares of common stock available for grant under its 2006 Stock Incentive Plan at the end of 2013, no option grants were made to the current officers, directors and employees of the Company (consistent with the Company’s historic compensation practices) for 2013 services. With the approval by the Company’s stockholders at the 2014 annual stockholders’ meeting of the 2014 Stock Incentive Plan, the Company again has shares of common stock available for grant to Company officers, directors and employees as part of the compensation for their services. The stock option grants made by the Committee on August 28, 2014 are intended to compensate the Company’s current officers, directors and employees for their services during 2013.

Initiation of Phase 1(b) clinical trial of CPP-115

On September 2, 2014, the Company issued a press release announcing the initiation of its second Phase 1 safety and tolerance study for CPP-115, a novel GABA aminotransferase (GABA-AT) inhibitor. The Phase 1(b) trial is designed in two parts to evaluate the safety and tolerability of single and multiple doses of CPP-115, including CNS side effects, and respiratory and cardiovascular safety.

A copy of the Company’s press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release issued by the Company on September 2, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Catalyst Pharmaceutical Partners, Inc.

By:	/s/ Alicia Grande
Alicia Grande Vice President, Treasurer and CFO

Dated: September 2, 2014

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